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                                                                     EXHIBIT 4.1

                Heller Financial, Inc. Deferral Restoration Plan
                ------------------------------------------------

                          (Effective January 1, 2001)







                                Winston & Strawn

                                    Chicago
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                Heller Financial, Inc. Deferral Restoration Plan
                ------------------------------------------------
                          (Effective January 1, 2001)

                                   ARTICLE I
                                 Introduction
                                 ------------

     1.1. Plan. Heller Financial, Inc. (the "Company") hereby establishes the Heller Financial, Inc. Deferral Restoration Plan (the "Plan"), for the benefit of eligible employees of the Company and those subsidiaries and affiliates of the Company which are participating employers.

     1.2. Effective Date. The Plan is effective January 1, 2001 (the "Effective Date"). The Plan's records will be maintained on the basis of a "Plan Year" that is the same as the calendar year.

     1.3. Employers. The Company is one "Employer" under the Plan. In addition, each subsidiary or affiliate of the Company that participates in the Heller Financial, Inc. Savings and Profit Sharing Plan (the "401(k) Plan") will be an "Employer" under this Plan, from the date that the subsidiary or affiliate first becomes an employer under the 401(k) Plan until the date the subsidiary or affiliate ceases to be an employer under the 401(k) Plan. The Company and those subsidiaries and affiliates that participate in the Plan are sometimes referred to collectively as the "Employers."

     1.4. Purpose. The Plan is intended to supplement the retirement benefits provided by the 401(k) Plan, by permitting a select group of management or highly compensated employees to defer amounts they cannot defer under the 401(k) Plan because of the limitations of Sections 401(a)(17), 401(k)(3), 401(m)(2), 402(g) and 415 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated under it (the "Code"). By supplementing the retirement benefits of certain executives in this way, the Employers hope to be more competitive in attracting and retaining top-quality personnel. The Plan is also an integral part of the Company's "total compensation" philosophy.

                                  ARTICLE II
                                  Eligibility
                                  -----------

     2.1. Eligibility. Subject to the conditions and limitations of the Plan, all leadership executives (defined for purposes of the Plan as executives in salary grades 18 and above) of an Employer will be permitted to participate. In addition, other executives of an Employer that the Committee (as hereinafter defined) identifies as eligible will be permitted to participate. Executives who are permitted to participate are referred to as "Eligible Employees."

     2.2. Effective Date of Participation; Deferral Agreements. An Eligible Employee becomes a "Participant" in the Plan on the date his or her first election to participate under this Section 2.2 becomes effective. An Eligible Employee must elect before the beginning of each Plan Year whether to participate for that Plan Year. If an Eligible Employee elects to participate for a given year, the amount credited to him or her under Section 3.1 will be determined
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according to his or her deferral elections under the 401(k) Plan, and will begin, end and vary with his or her deferral election under the 401(k) Plan. Notwithstanding the foregoing, if an individual becomes an Eligible Employee part-way through a Plan Year, he or she must elect whether or not to participate for the remainder of the Plan Year within thirty days after he or she becomes an Eligible Employee, and his or her election to participate in this Plan will become effective as soon as practicable after it has been properly made.

     2.3. Inactive Participation. A Participant becomes an "Inactive Participant" when he or she ceases to be an Eligible Employee, and continues as an Inactive Participant until he or she has been paid all amounts allocated to his or her account under the Plan. An Inactive Participant has all the Plan rights of other Participants, except the right to receive allocations of contributions for periods of time after he or she ceased to be an Eligible Employee. The beneficiary of a deceased Participant will be considered an Inactive Participant as to any unpaid accounts of the deceased Participant.

                                  ARTICLE III
                                 CONTRIBUTIONS
                                 -------------

     3.1. Supplemental Pre-tax Salary Deferral Contributions. Each pay period, each Participant will be credited with a "Supplemental Pre-tax Salary Deferral Contribution" equal to the difference, if any, between: (a) the amount that would have been allocated to him or her for that pay period as a pre-tax salary deferral under the 401(k) Plan if the limitations of Code Sections 401(a)(17), 401(k)(3), 402(g) and 415 did not exist; and (b) the amount that actually was allocated to him or her for that pay period as a pre-tax salary deferral under the 401(k) Plan. In addition, each Participant in this Plan will be deemed to have made an irrevocable election to credit to his or her account for any Plan Year an amount equal to the amount, if any, by which the pre-tax salary deferrals allocated to him or her under the 401(k) Plan for that Plan Year are actually reduced in order to ensure that the 401(k) Plan complies with Code
Section 401(k)(3).

     3.2. Supplemental Matching Contributions. As of each January 1 and July 1, each Participant will be credited with a "Supplemental Matching Contribution" equal to the difference, if any, between: (a) the matching contribution that would have allocated to the Participant under the 401(k) Plan for the six-month period just ended if Code Sections 401(a)(17), 401(m)(2), and 415 did not exist; and (b) the matching contribution actually allocated to the Participant under the 401(k) Plan for the six-month period just ended. In addition, as of the end of each Plan Year, each Participant will be credited an amount equal to the amount, if any, by which the matching contributions allocated to him or her under the 401(k) Plan for that Plan Year are actually reduced in order to ensure that the 401(k) Plan complies with Code Section 401(m)(2). No Participant will be entitled to any earnings on any amount allocated under the preceding sentence for any period of time before the amount is actually allocated.

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                                  ARTICLE IV
                              Bookkeeping Accounts
                              --------------------

     4.1.  Participant Accounts.  All amounts allocated to a Participant per
Article III will be credited to bookkeeping accounts. The Committee, or its delegate, will maintain a "Supplemental Pre-tax Salary Deferral Account" and a "Supplemental Matching Contributions Account" (together, the "Accounts") for each Participant. Each such account will reflect the allocations credited to the Participant, together with any deemed interest or income and any deemed expenses, losses or distributions credited to or charged against the allocations, in accordance with the deemed investment elections the Participant makes and any expenses the Committee or its delegate charges to Participants, per this Article IV. The rules regarding when and how contribution allocations are credited to Accounts will be the same as the rules regarding allocations of contributions under the 401(k) Plan.

     4.2. Accounts Fully Vested. Each Participant will at all times be fully vested in his or her Accounts, as subject to adjustment per Section 4.1.

     4.3. Investment Elections. The Committee will establish "Investment Funds," which will be two or more mutual funds or other group investment funds. In addition, the Committee may establish and Investment Fund consisting of the Company's Class A common stock, par value $0.25 (the "Company Stock Fund"). Income, gains, losses, expenses and distributions will be credited and charged in the manner dictated by each Investment Fund. Any or all of the Investment Funds may use a unit valuation method of accounting. The Committee may, in its sole discretion, from time to designate additional Investment Funds, or terminate existing Investment Funds.

     At the time he or she begins to participate in the Plan, each Participant must make an investment election. The investment election must designate the portion of the amounts deferred that will be treated as invested in each available Investment Fund. All Supplemental Matching Contributions credited under the Plan will be deemed to be invested in the Company Stock Fund at all times.

     A Participant's investment election will remain in effect for each allocation credited after the election is effective, until after the Participant properly submits a request to make a change in his investment election. Except as described below with regard to amounts invested in the Company Stock Fund, a Participant may change his or her investment election as to amounts allocated following the change in investment election, as to the investment allocation of the Participant's existing Accounts, or as to both matters. Any request to make a change in investment election must be filed or otherwise submitted to the party and in the form prescribed by the Committee and in the time and manner specified by the Committee. A Participant's initial investment election, or any request to make a change in investment election, will become effective in accordance with rules established by the Committee and applied uniformly to similarly situated Participants.

     Notwithstanding any other provision of the Plan, any investment election made by a Participant that directs investment into the Company Stock Fund will be irrevocable. The

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Company reserves the right to impose blackout periods during which no contributions or transfers may be made to the Company Stock Fund.

     4.4. Company Responsibility for Plan Benefits; Funding. Benefits payable under the Plan to any Participant will be paid directly by the Company. The Company may, but is not required to, charge each Participant's Plan benefits back to the Participant's Employer, or, if the Participant was employed by more than one Employer during the time he or she was an active Participant, the Employers who employed the Participant while he or she participated actively in the Plan. The Company will not be required to fund or otherwise segregate assets to be used to pay Plan benefits. While the Company may, in the discretion of the Committee, make investments in the mutual funds designated by the Committee as Investment Funds, in amounts that may or may not equal Participants' investment elections under this Plan, it will not be under any obligation to make those types of investments, and any such investment will remain an asset of the Company, subject to the claims of the Company's general creditors. Notwithstanding the foregoing, the Company may, in the discretion of the Committee, maintain one or more grantor trusts (each a "Trust") to hold assets to be used to pay Plan benefits. The assets of such a Trust will remain assets of the Company, subject to the claims of its general creditors. Any payments from a Trust of Plan benefits will discharge the Company of any further liability for those benefits.

                                   ARTICLE V
                              Payment of Benefits
                              -------------------

     5.1. Election of Distribution Date and Form of Payment. At the time a Participant first elects to participate actively in the Plan, he or she must select the date as of which payment of his or her Accounts will begin. This date is the Participant's "Distribution Date." At the same time, the Participant must elect whether to receive his or her Accounts in one lump sum or in installments over five, ten or fifteen years.

     The Distribution Date the Participant specifies in his or her initial election to participate must be:

          (a) a particular date no earlier than the day after the first anniversary of the date the Participant files his or her first election to participate in the Plan;

          (b) the date the Participant terminates employment for any reason with his or her Employer and all of its affiliates or a particular date coinciding with or next following that date (e.g., "January 1 coinciding with or next following my termination of employment with my employer and all of its affiliates"); or

          (c)  the earlier of (a) and (b).

The period during which an individual is receiving severance pay will not be considered active employment, and will be considered to be after the individual's termination of employment.

     A Participant may make a one-time election after his or her initial election to change the Distribution Date, or the form in which his or her Accounts will be paid, or both, but the election

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will be effective only if the Committee or its delegate receives it at least one year and one day before the Distribution Date originally elected by the Participant.

     Except as provided in the following sentence, the Distribution Date election and the election the Participant makes as to the form in which his or her Accounts are to be paid will apply to all amounts credited to him or her under the Plan. If a Participant continues to participate actively in the Plan after the Distribution Date he or she initially elected, the Participant must select a new Distribution Date and new form of payment. The new election will apply only to amounts deferred by the Participant for calendar years following the year in which the Participant selects the new Distribution Date, and will be treated as the Participant's initial election as to those amounts.

     5.2. Time and Method of Payment. A Participant's Accounts will be paid in a single lump sum or installments, as he or she elects per Section 5.1. If a Participant's Accounts are payable in a single lump sum, the payment will be made as soon as possible following the Participant's Distribution Date, in an amount equal to the value of the Participant's Accounts determined as short a time as practicable before the Distribution Date. If the Participant's Accounts are to be paid in installments, the Accounts will be paid in installments over the five-, ten- or fifteen-year period he or she elected, with payments beginning as soon as practicable after the Participant's Distribution Date.
Each installment payment will be computed by dividing the amount determined to be credited to the Participant's Accounts as short a time as practicable before the installment payment is due, by the number of payments then remaining in the installment period.

     5.3. Payment upon Disability. If a Participant becomes Disabled (as defined in the next sentence) before his or her Distribution Date, payment of his or her Accounts will be made or begin, in the form of payment elected under
Section 5.1, as soon as practicable after the date the Committee determines the Participant is Disabled. A Participant will be deemed to be "Disabled" if he or she has a physical or mental condition that results from a bodily injury, disease, or mental disorder, and that renders him or her incapable, presumably permanently, of performing his or her normal employment duties. The Committee will determine, on the basis of the medical and other competent evidence it deems relevant, whether a Participant is Disabled.

     5.4. Payment upon Death of A Participant. If a Participant dies before he or she has received all or part of his or her Accounts, the amount remaining to be paid will be paid to the Participant's Beneficiary. Notwithstanding any election by a Participant regarding the timing and manner of payment of his or her Accounts, the Committee will determine in its sole discretion how and when the Participant's Accounts will be paid to his or her Beneficiary.

     5.5. Beneficiary. If a Participant is married on the date of his or her death, then his or her Beneficiary will be his or her spouse. Notwithstanding the foregoing, the Participant may, with the written consent of his or her spouse, name someone other than his or her spouse as a Beneficiary or Beneficiaries. A Beneficiary designation will be effective only if it is filed with the Committee or other party designated by the Committee, in the form specified by the Committee. A Participant may revoke an existing Beneficiary designation by filing another Beneficiary designation with the Committee. The latest proper Beneficiary designation received by the Committee will control.

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     If a Participant fails to name a Beneficiary or survives all of his or her named Beneficiaries, his or her Accounts will be paid to the individual or individuals named as his or her beneficiary under the 401(k) Plan, or, if the Participant has not named a beneficiary under the 401(k) Plan, in the following order of precedence:

          (a)  to the Participant's spouse;

          (b) to the Participant's children (including adopted children), per stirpes; or

          (c)  to the Participant's estate.

     A married Participant may designate someone other than his or her spouse as Beneficiary of all or part of his or her Accounts only if the spouse validly consents to the designation. To be valid, a spousal consent:

          (a)  must be in writing acknowledging the effect of the consent;

          (b)  must be witnessed by a notary public;

          (c)  must be effective only for the spouse who executes the consent;
               and

          (d) must designate a Beneficiary or Beneficiaries who may not be changed by the Participant without the spouse's consent, unless the Participant names his or her spouse as sole Beneficiary or the spouse's consent expressly permits the Participant to make further Beneficiary designations without the further consent of the Participant's spouse.

     5.6. Medium of Payment. Any portion of a Participant's Account that is deemed to be invested in the Company Stock Fund will be paid in the form of whole shares of Company Stock, with cash paid for fractional shares of Company Stock. All other amounts owing under the Plan will be paid in cash.

     5.7. Unforeseeable Financial Emergency. If the Committee determines that a Participant has incurred an Unforeseeable Financial Emergency (as defined below) it will permit the Participant to receive a portion of the amount credited to his or her Supplemental Pre-tax Salary Deferral Account equal to the amount needed to satisfy the Unforeseeable Financial Emergency. A Participant may take a "withdrawal" under the preceding sentence only to the extent that the Unforeseeable Financial Emergency cannot be relieved: (a) through reimbursement or compensation by insurance or otherwise; or (b) by liquidation of the Participant's assets, to the extent liquidation of those assets would not itself cause the Participant severe financial hardship.

     An "Unforeseeable Financial Emergency" is a severe financial hardship to the Participant resulting from:

          (a) a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant;

          (b)  loss of the Participant's property due to casualty; or

          (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant and determined by the Committee to constitute an Unforeseeable Financial Emergency.

Notwithstanding the foregoing, no portion of a Participant's Supplemental Pre-tax Salary Deferral Account that is "invested" in the Company Stock Fund may be withdrawn under this Section 5.7 under any circumstances. A withdrawal on account of an Unforeseeable Financial Emergency will be paid in cash as soon as possible after the date on which the Committee approves the withdrawal.

     If a Participant meets the conditions necessary to take a withdrawal from the Plan on account of an Unforeseeable Financial Emergency and at the same time meets the conditions necessary to take a withdrawal on account of unforeseeable Financial Emergency under the Heller Financial, Inc. Executive Deferred Compensation Plan or to take a hardship withdrawal from a 401(k) plan (including the 401(k) Plan), the Participant must take the maximum amount available on account of an Unforeseeable Financial Emergency under the Heller Financial, Inc. Executive Deferred Compensation Plan before his or her application for a distribution under this Section 5.7 will be considered. If the Participant then still meets the conditions necessary to take both a withdrawal from the Plan on account of an Unforeseeable Financial Emergency and a hardship withdrawal from a 401(k) plan, he or she must take the maximum amount available from this Plan on account of Unforeseeable Financial Emergency before his or her application for a hardship distribution from 401(k) plan (including the 401(k) Plan) will be considered.

     5.8 Withholding of Taxes. The Company will withhold any applicable Federal, state or local income tax from payments due under the Plan. The Company will also withhold Social Security taxes, including the Medicare portion of those taxes, and any other employment taxes necessary to comply with applicable laws. To the extent that a Participant's Accounts do not contain sufficient cash to satisfy the applicable taxes, the Company will liquidate shares of Company Stock that may be held for a Participant who directed the investment of all or a portion of his or her Accounts into the Company Stock Fund, and use the funds obtained to satisfy the taxes.

     5.9 Cashout of Account Balances. Notwithstanding a Participant's election regarding the timing and manner of payment of his or her Accounts, if a Participant terminates employment with his or her Employer and all of its affiliates, and if the entire value of his or her Accounts is then or later less than $100,000, the Participant's Employer or the Company may direct that he or she be paid a lump sum distribution of the entire value of his or her Accounts. Also notwithstanding a Participant's election regarding the timing and manner of payment of his or her Accounts, if a Participant terminates employment with his or her employer and all of its affiliates the Committee may in its sole discretion direct that the Participant be paid the entire value of his or her Accounts in one lump sum, regardless of their size. For purposes of this
Section 5.9, the value of a Participant's Accounts will be determined as of the date of his or her termination of employment, or as of a date as soon thereafter as practicable.

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                                  ARTICLE VI
                              Plan Administration
                              -------------------

     6.1. Administration by the Committee. The Plan will be administered by a committee appointed by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") or, if the Compensation Committee fails to appoint such a committee, by the Compensation Committee. If the Compensation Committee does appoint a committee to administer the Plan, that committee's members will serve at the pleasure of the Compensation Committee and may be removed, with or without cause, by the Compensation Committee. The committee that administers the Plan is known as the "Committee." As of the date of adoption of this Plan, the Compensation Committee had appointed the Company's Benefits Committee as the Committee.

     6.2. Powers and Duties of Committee. The Committee will administer the Plan in accordance with its terms and has all powers necessary to carry out its provisions. The Committee has the power to interpret the Plan, and will determine all questions arising in the administration, interpretation, and application of the Plan, including but not limited to, questions of eligibility and the status and rights of employees, Participants and other persons. Any decision of the Committee regarding the Plan will be final and binding on all persons. Benefits under this Plan will be paid only if the Committee or its representative decides in its discretion that the applicant is entitled to them. All rules and determinations of the Committee will be uniformly and consistently applied to all persons in similar circumstances. To the extent not inconsistent with this Plan, all provisions set forth in (and promulgated under) the 401(k) Plan regarding the administrative powers and duties of the Committee, expenses of administration, and procedures for filing claims, will also apply to this Plan.

     The Committee may delegate some or all of its authority under the Plan to one or more officers or directors of the Company, and may delegate administrative responsibilities to one or more employees of the Company, or to one or more outside vendors.


                                  ARTICLE VII
                            Amendment or Termination
                            ------------------------

     7.1. Amendment or Termination. The Company intends the Plan to be permanent but reserves the right to modify, amend or terminate it at any time, by action of the Board of Directors of the Company or of a person or persons duly authorized by the Board of Directors.

     7.2. Effect of Amendment or Termination. No amendment or termination of the Plan will reduce or eliminate any Account accrued through the date of amendment or termination, as adjusted pursuant to Section 4.1. If and when the Plan is terminated, the amounts in each Participant's Accounts will be distributed to him or her or his or her beneficiary, in the manner and at the time described in Article V. No allocations will be made to any Participant's Account for any period of time after the Plan is terminated, but the Committee will continue to credit gains and losses to Participants' Accounts pursuant to
Article IV, until the Accounts have been fully distributed.

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                                 ARTICLE VIII
                                 Miscellaneous
                                 -------------

     8.1. Participant's Rights Unsecured. The Plan will at all times be unfunded. The right of a Participant or Beneficiary to receive benefits under this Plan will be an unsecured claim against the general assets of his or her Employer, and neither the Participant nor any Beneficiary has any rights in or against any specific assets of the Employers.

     8.2. Benefit Statements. The Committee or its delegate will provide each Participant and Beneficiary with a statement of the amounts credited to him or her under the Plan at the same time and in the same manner as the Participant or Beneficiary is provided with a statement of his or her Accounts under the 401(k) Plan.

     8.3. Employment Rights. The establishment and maintenance of the Plan must not be construed to give any Eligible Employee the right to be retained in any Employer's service, or to any benefits not specifically provided by the Plan.

     8.4. Interests Not Transferable. Except as to withholding of any taxes under the laws of the United States or any state or locality and as to a Participant's ability to name a Beneficiary, no benefit payable at any time under the Plan will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any Plan benefits, whether then or later payable, will be void. No person will in any manner be liable for or subject to the debts or liabilities of any person entitled to those benefits. If any person attempts to, or does, alienate, sell, transfer, assign, pledge or otherwise encumber his or her benefits under the Plan, or if by any reason of his or her bankruptcy or other event's happening at any time, his or her benefits would devolve upon any other person or would not be enjoyed by the person entitled to them under the Plan, then the Committee, in its discretion, may terminate the interest in those benefits of the person entitled to them under the Plan and hold or apply them for or to the benefit of the person entitled to them under the Plan or to his or her spouse, children or other dependents, or any of them, in whatever manner the Committee deems proper.

     8.5. Controlling Law. To the extent it is not preempted by the Employee Retirement Income Security Act of 1974, as amended, the law of Illinois (other than its choice of law provisions) will control in all matters relating to the Plan.

     8.6. Incapacity. If any person entitled to benefits under the Plan is deemed to be incapable of personally receiving and giving a valid receipt for payment of the benefits, then, unless and until a duly appointed guardian or other legal representative of the person makes a claim for the benefits, the Committee or its delegate may pay all or part of the amount due to any other person or institution then contributing toward or providing for the care and maintenance of the person. A payment made under the previous sentence will completely discharge any liability of the Committee or the Employers relating to make the payment under the Plan.

     8.7. Successors. The Plan will be binding upon the successors to the Company and the Employers.

     8.8. Unclaimed Benefit. If the Committee or its designee is unable to distribute any part of a Participant's Accounts because it cannot, despite conducting a reasonable search, locate the Participant or his Beneficiary within two years after the date a Plan payment becomes due, the Accounts will be deemed an "unclaimed amount." Unclaimed amounts will be forfeited, and any forfeiture will reduce the obligations of the Employers under the Plan. After an unclaimed amount has been forfeited, the Participant or Beneficiary, as applicable, will have no further right to his or her Accounts.

     8.9. Limitations on Liability. Notwithstanding any other provision of the Plan, neither the Committee, the Employers, nor any individual acting as an employee or agent of the Committee or an Employer, will be liable to any Participant, former Participant, Beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.

     8.10. Claims Procedure. A claim for a Plan benefit shall be deemed filed when a written communication is made by a Participant or Beneficiary, or the authorized representative of either, which is reasonably calculated to bring the claim to the attention of the Committee. If a claim is wholly or partly denied, notice of the denial will be furnished to the claimant in writing within 90 days after the Committee receives the claim. The notice will set forth, in a manner calculated to be understood by the claimant: (a) the specific reason or reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary to perfect the claim and an explanation of why that material or information is necessary; and (d) an explanation of the Plan's claims review procedure. If no such notice is furnished to the claimant within 90 days after the Committee receives the claim, the claim will be deemed to have been wholly denied.

     Within 90 days after receiving the notice of denial, a claimant may appeal the denial to the Committee for a full and fair review. A request for review will be deemed filed as of the date the Committee receives it. The claimant or his or her authorized representative will have the right to review all pertinent documents, may submit issues and comments in writing and may do any other appropriate things the Committee allows. The Committee will make its decision on review no later than 60 days after it receives the request for review, unless special circumstances require an extension of time, in which case the Committee will render its decision no later than 120 days after it receives the request for review. The decision on review will be final and binding on the claimant.

     8.11. Gender and Number. Words in the masculine gender include the feminine, words in the plural include the singular, and words in the singular include the plural, unless the context requires otherwise. Headings are included for reference only, and are not to be construed so as to alter the terms of this Plan.

     8.12. Indemnification. The Company and each Employer indemnify and hold harmless each member of the Committee, or any employee of the Company or an Employer, or any individual acting as an employee or agent of either of them (to the extent not indemnified or saved harmless under any liability insurance or any other indemnification arrangement) from any and all claims, losses, liabilities, costs and expenses (including attorneys' fees) arising out of any actual or alleged act or failure to act made in good faith pursuant to the provisions of the Plan or the Trust, including expenses reasonably incurred in the defense of any claim relating thereto with respect to administration of the Plan or the Trust, except that no indemnification or defense will be provided to any person as to any conduct that has been judicially determined, or agreed by the parties, to have constituted willful misconduct on the part of that person, or to have resulted in his or her receipt of personal profit or advantage to which he or she is not entitled.

     8.13. Action by the Company. Except as otherwise specifically provided in this document, any action required of or permitted to be taken by the Company under the Plan must be taken by resolution of the Board of Directors of the Company, by action of the Committee or of a member of the Committee, or by a person or persons or committee authorized by resolution of the Board of Directors of the Company or the Committee.

     8.14. Voting Company Stock. Any Participant that has directed or directs the deemed investment of any part of his or her Accounts into the Company Stock Fund will have the right to direct the voting of shares of Company Stock allocated to his or her Accounts, according to the procedures and deadlines established by the Committee or its delegate.

     Executed in multiple originals this 29th day of November, 2000.


                                      Heller Financial, Inc.


                                          /s/ Nina Eidell
                                      By:_________________________________
                                      Title: Vice President
                                             and Chief Human
                                             Resources
                                             Officer